EXHIBIT 99.1

For Immediate Release

CONSOLIDATED WATER INCREASES QUARTERLY CASH DIVIDEND TO $0.115
PER SHARE

COMPANY UPDATES EARNINGS GUIDANCE FOR 2004

GEORGE TOWN, Cayman Islands, B.W.I. February 18, 2004) — Consolidated Water Co. Ltd. (Nasdaq National Market: “CWCO”), which develops and operates seawater conversion plants and water distribution systems in areas where natural supplies of drinking (i.e., potable) water are scarce, today announced that its Board of Directors has declared a quarterly cash dividend of $0.115 per share. This represents an increase of approximately 10% from the quarterly dividend that was paid in the previous quarter.

The dividend is payable April 30, 2004 to holders of record at the close of business March 31, 2004. The Company has paid cash dividends to shareholders every year since 1985. The annual rate of dividend payment has never been reduced by the Company during this 18-year period.

The Company also today updated its earnings guidance for the year ending December 31, 2004. Management now expects to earn between $1.00 and $1.05 per diluted share in 2004, versus management’s previous guidance of $1.25. Earnings per diluted share for the year ended December 31, 2003 are expected to range between $0.82 and $0.85.

The reason for the reduction in earnings guidance for 2004 is two-fold. Firstly under the terms of the new 23-year contract with the Company’s customer in Belize that distributes water to business and residential customers on Ambergris Cay, the Company’s selling prices were reduced, relative to the prices under the previous contract. However, the 23-year term of the new contract will allow the Company to justify an investment in a new energy recovery system and other plant upgrades that will result in more efficient operations and lower operating costs. Such investments should be completed in the fourth quarter of 2004 and should benefit net income in 2005 and future years. In addition, the Company now expects to incur additional legal and accounting costs associated with reporting and compliance under the Sarbanes-Oxley Act as well as the Company’s preparation this year for the transition to accelerated filer status in 2005 that were not quantifiable in June 2003 when the existing guidance was given.

Consolidated Water Co. Ltd. is engaged in the development and operation of seawater conversion plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates reverse osmosis seawater conversion facilities in the Cayman Islands, the British Virgin Islands, Barbados, Belize and the Commonwealth of the Bahamas.

The common stock of Consolidated Water Co. Ltd. is traded on the Nasdaq National Market under the symbol “CWCO”. Additional information on the Company is available on its website at htpp://www.cwco.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “intend,” “expect” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably, the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:

Frederick W. McTaggart, President at (345) 945-4277 or via e-mail at info@cwcs.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com